UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2010

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA	95051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On November 19, 2010, Agilent Technologies, Inc. (“Agilent”) and Agilent Technologies World Trade, Inc. (“World Trade”) entered into an agreement with Lloyds TSB Bank plc (“Lloyds TSB”) designating December 10, 2010 as the repurchase date (the “Repurchase Date”) on which World Trade will satisfy its obligation to repurchase 15,000 Class A Preferred Shares (the “Cayco Preferred Shares”) of Agilent Technologies (Cayco) Limited (“Cayco”) now owned by Lloyds TSB.  World Trade requested and provided notice of the Repurchase Date and Lloyds TSB consented thereto.

World Trade’s repurchase obligation is under a Master Repurchase Agreement, and a related Confirmation and Annex I, each dated as of November 17, 2008 (collectively, the “Master Repurchase Agreement”), with Lloyds TSB.  Under the Master Repurchase Agreement, World Trade and Lloyds TSB are parties to a repurchase arrangement, whereby World Trade sold the Cayco Preferred Shares, subject to World Trade’s obligation to repurchase all of the Cayco Preferred Shares at a total repurchase price of $1.5 billion on, or, subject to Lloyds TSB’s consent, before, January 27, 2011.  Until the repurchase date, World Trade is obligated to make aggregate quarterly payments to Lloyds TSB at a rate per annum, reset quarterly, with reference to LIBOR plus 175 basis points.  On the Repurchase Date, World Trade will pay to Lloyds TSB the repurchase price plus accrued and unpaid quarterly payments and related fees totaling approximately $1.508 billion.  World Trade plans to pay this amount from its available cash.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Stephen D. Williams
Name:	Stephen D. Williams
Title:	Vice President, Assistant General Counsel
and Assistant Secretary

Date:  November 22, 2010